Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is PSNH Funding LLC 3.

2.                                      The Registered Office of the limited liability company in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, Zip Code 19808.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Emilie G. O’Neil
Authorized Person

Name:	Emilie G. O’Neil